Hearing Date: May 26, 1998
                                                      Hearing Time: 9:30 a.m.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for Home Holdings Inc.,
Debtor and Debtor-in-Possession
919 Third Avenue
New York, New York 10022-3897
(212) 735-3000
Kayalyn A. Marafioti (KM 9362)
Stephanie R. Schwartz (SS 3000)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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                                      :
       In re                          :
                                      :  Chapter 11
HOME HOLDINGS INC.,                   :  Case No. 98 B 40319 (JHG)
                                      :
                  Debtor.             :
                                      :
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           MOTION UNDER 11 U.S.C. ss. 1127 AND FED. R. BANKR. P. 3019
                  FOR DETERMINATION THAT MODIFICATIONS OF PLAN
                        SHALL BE DEEMED ACCEPTED AND THAT
               DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION

TO THE HONORABLE JEFFRY H. GALLET, UNITED STATES BANKRUPTCY JUDGE:

      Home Holdings Inc., debtor and debtor-in-possession ("Home Holdings" or the "Debtor"), respectfully represents:

                                   Background

            1. On January 15, 1998 (the "Petition Date"), the Debtor filed with the court a voluntary petition for relief
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under Chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss.
101-1330, as amended (the "Bankruptcy Code").

            2. On the Petition Date, Home Holdings filed a plan of reorganization (as amended, modified, and supplemented, the "Plan") and a disclosure statement with respect to the Plan (as amended, modified, and supplemented, the "Disclosure Statement"). The Disclosure Statement was approved by order of this court dated March 4, 1998, and Home Holdings subsequently solicited votes on the Plan. The Debtor's official committee of unsecured creditors (the "Creditors' Committee") supported the Plan, and Home Holdings' creditors voted overwhelmingly in favor of the Plan.

                              The Plan Modification

            3. Home Holdings filed a revised plan on April 29, 1998, which modifies the Plan in certain limited respects (as modified, the "Second Amended Plan"),(1) and the court scheduled a hearing on confirmation of the Second Amended Plan for May 26, 1998 (the "Confirmation Hearing"). The primary purpose of the modifications contained in the Second Amended Plan was to place the claim of AmBase Corporation ("AmBase") in a separate class and render AmBase unimpaired. In connection with the modifications relating

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(1)   All capitalized terms not herein defined shall have the meanings ascribed to them in the Second Amended Plan.


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to AmBase, certain other modifications were negotiated by the Creditors'
Committee, primarily to take into account the delay caused by the adjourned confirmation date. In addition, other modifications were included in the Second Amended Plan as a result of negotiations with, among others, the United States Attorney's Office.(2) The Creditors' Committee supports the Second Amended Plan.

            4. The principal modifications made by the Second Amended Plan are as follows:

      o The claim of AmBase Corporation ("AmBase") has been placed in a separate class and rendered unimpaired by the Plan under section 1124(1) of the Bankruptcy Code. Credit support for any payments that shall be due to AmBase by Reorganized Home on account of AmBase's claim will be provided in the form of the AmBase Keepwell Agreement.(3) To facilitate such arrangements, Section 8.10 of the Plan has been modified to except AmBase and any claims it may hold against the Debtor and any nondebtor parties from the discharge, release, waiver of claims, and covenant not to sue provisions contained in the Plan.

      o The Percentage Formula, which is a formula that was derived to calculate the recovery to be realized on the New Notes, has been modified to provide for a higher notional interest rate factor

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(2)   Certain immaterial technical changes have also been incorporated into the
      Second Amended Plan.

(3) The "AmBase Keepwell Agreement" means an agreement to be entered into between a member of the Zurich Group and Reorganized Home under which such member will make available to Reorganized Home sufficient liquidity to satisfy Reorganized Home's payment liabilities, if any, on account of AmBase's claim.


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

            of 12% for the period from May 1, 1998 to the new confirmation date.

      o The holders of the Class 5 Senior Working Capital Note Claims will receive, in addition to the New Common Stock, their respective Pro Rata Share of Earn Out Notes Series I entitled in the aggregate to 2% of the Tax Savings.

      o The number of the initial directors of Reorganized Home has been reduced from four to two.

      o Section 8.10(d) of the Second Amended Plan excludes the New Hampshire Insurance Department from the releases set forth in Sections 8.10(b) and (c).

      o Section 8.10(e) of the Second Amended Plan provides that no nondebtor party will be released, discharged, or exculpated from any debt owed to the United States Government for any liability arising under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the environmental or criminal laws of the United States, and that the Government shall not be enjoined or prevented from collecting any such liability from any such nondebtor party.

      o Section 8.12 of the Second Amended Plan provides for the assignment of certain trademarks to the Debtor's subsidiaries which utilize such trademarks.

      o Section 10.1(h) of the Plan containing the condition precedent that the aggregate Allowed General Unsecured Claims shall not exceed $12.5 million has been deleted.

Technical Changes

      o Section 8.2 of the Second Amended Plan clarifies that the Debtor's payment of the Allowed amount of the professional fees referred to in Section 8.11 of the Plan is subject to the terms of Section 8.11 of the Plan.


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

      o Section 12.17 of the Second Amended Plan has been modified to provide for the filing of a Plan Supplement to contain, among other things, the form of the AmBase Keepwell Agreement, and a schedule of trademarks, specifying the entities designated to be assigned such trademarks, at least 10 days prior to the Confirmation Hearing.

      o The formula for determining Reorganized Home's minimum cumulative operating income constituting the "First Target" under the Earn Out Notes Series I has been clarified to take into account any delay caused by the adjourned Confirmation Hearing.

      o Various conforming changes have been made as a result of the aforementioned changes.

            5. In short, with exceptions of the modifications relating to the technical aspects of the Plan, the modifications contained in the Second Amended Plan are primarily threefold: (i) placing AmBase's claim in a separate class and rendering its claim unimpaired, (ii) adjusting the recovery to the unsecured creditors of Home Holdings to take into account the delay caused by the adjourned Confirmation Hearing and the modification described in (i) above, and
(iii) excepting the United States Government from the releases against nondebtor parties and excluding the Department from the scope of the releases. A copy of the Second Amended Plan, blacklined to show changes from the Plan, is annexed hereto as Exhibit A.


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

                                Relief Requested

            6. By this motion (the "Motion"), the Debtor seeks entry of an order under section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 determining that (i) the Second Amended Plan shall be deemed accepted by parties-in-interest and (ii) the Disclosure Statement contains adequate information with respect to the Second Amended Plan. Section 1127 of the Bankruptcy Code provides, in pertinent part, that:

                  (a) The proponent of a plan may modify such plan at any time before confirmation, but may not modify such plan so that such plan as modified fails to meet the requirements of sections 1122 and 1123 of this title. After the proponent of a plan files a modification of such plan with the court, the plan as modified becomes the plan.

                  . . . .

                  (c) The proponent of a modification shall comply with section
            1125 of this title with respect to the plan as modified.

                  (d) Any holder of a claim or interest that has accepted or rejected a plan is deemed to have accepted or rejected, as the case may be, such plan as modified, unless, within the time fixed by the court, such holder changes such holder's previous acceptance or rejection.

11 U.S.C. ss. 1127. Bankruptcy Rule 3019 provides, in pertinent part:


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

                  In a . . . chapter 11 case, after a plan has been accepted and before its confirmation, the proponent may file a modification of the plan. If the court finds after hearing on notice to the trustee, any committee appointed under the Code, and any other entity designated by the court that the proposed modification does not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the modification, it shall be deemed accepted by all creditors and equity security holders who have previously accepted the plan.

Fed. R. Bankr. P. 3019. Accordingly, this court is authorized to grant the relief requested.

            7. The modifications found in the Second Amended Plan do not adversely alter in any respect the treatment accorded any creditor or equity interest holder as fixed in the Plan. To the contrary, the Second Amended Plan now renders AmBase's claim unimpaired, such that AmBase is deemed to have accepted the Second Amended Plan. See 11 U.S.C. 1126(f).(4) The Second Amended Plan also provides an

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(4)   Section 1126(f) of the Bankruptcy Code provides:

                  (f) Notwithstanding any other provision of this section, a class that is not impaired under a plan, and each holder of a claim or interest of such class, are conclusively presumed to have accepted the plan, and solicitation of acceptances with respect to such class
                                                                  (continued...)


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

increased recovery to the Debtor's unsecured creditors that the previous Plan did not provide. These modifications are the outcome of the consensual resolution of claims through the plan negotiation process among the Debtor, certain principal constituents, and the Creditors' Committee, which is encouraged by the Bankruptcy Code. See In re Rhead, 179 B.R. 169, 176 (Bankr. D. Ariz. 1995). Therefore, those creditors who previously voted in favor of the Plan should be deemed to have accepted the Second Amended Plan. See In re Mount Vernon Plaza Community Urban Redevelopment Corp., 79 B.R. 305 (Bankr. S.D. Ohio
1987) (holding that all creditors previously accepting plan of reorganization were deemed to have accepted the plan as modified because "[n]one of the changes negatively affects the repayment of creditors, the length of the Plan, or the protected property interests of parties in interest"). See also Committee Note to Bankruptcy Rule 3019 (noting that section 1127 of Bankruptcy Code "does not deal with the minor modifications that do not adversely change any rights"); In re American Solar King Corp., 90 B.R. 808, 826 (Bankr. W.D. Tex. 1988)

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(4)   (...continued)
            from the holders of claims or interests of such class is not required.

      11 U.S.C. 1126(f).


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("if a modification does not 'materially' impact a claimant's treatment, the change is not adverse").

            8. The Disclosure Statement which was approved by order of this court dated March 4, 1998 adequately reflects the nature and extent of AmBase's claim. Moreover, the Disclosure Statement adequately describes the terms and provisions of the Second Amended Plan other than the modifications, described in this Motion, that do not adversely change the treatment of the claims of creditors who previously voted on the Plan. Thus, no further disclosure is required. Accordingly, Home Holdings submits that the relief requested herein is wholly warranted.

                                     Notice

            9. Pursuant to Bankruptcy Rule 3019, the Debtor proposes to give notice of the Motion to (i) Office of the United States Trustee, 80 Broad Street, 3rd Floor, New York, New York 10004, Att'n: Paul K. Schwartzberg, Esq.,
(ii) Anderson Kill & Olick, P.C., attorneys for Creditors' Committee, 1251 Avenue of the Americas, New York, New York 10020-1182, Att'n: Anthony Princi, Esq., (iii) Pryor, Cashman, Sherman & Flynn, attorneys for AmBase Corporation, 410 Park Avenue, New York, New York 10022-4441, Att'n: Peter D. Wolfson, Esq.,
(iv) all creditors who have requested notices of papers and pleadings in this case, and (v) all


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other creditors and equity security holders of Home Holdings.

            10. The Debtor submits that in view of the nature of the modifications, no other or further notice of the Motion or modifications need be given.

                           Waiver Of Memorandum Of Law

            11. The Debtor requests that the court waive the submission of a separate memorandum of law under Local Bankruptcy Rule 9013-1(b) because (i) the most important authorities have already been cited herein and (ii) the relief requested is neither novel nor unique.

            WHEREFORE, Home Holdings respectfully requests that the court enter an order (i) determining that the Second Amended Plan does not adversely change the treatment of the claim of any creditor from that which it was to receive under the Plan; (ii) determining that the parties-in-interest which have voted in favor of the Plan shall be deemed to have accepted the Second Amended Plan,
(iii) determining that the Disclosure Statement approved by order of the court on March 4, 1998 contains adequate information


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with respect to the Second Amended Plan, and (iv) granting Home Holdings such other and further relief as is just.

Dated: New York, New York
       April 29, 1998

                                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                    Attorneys for Home Holdings Inc.,
                                     Debtor and Debtor-in-Possession


                                    By: /s/ Kayalyn A. Marafioti
                                       -----------------------------------------
                                        Kayalyn A. Marafioti (KM 9362)
                                        (A Member of the Firm)

                                    919 Third Avenue
                                    New York, New York 10022-3897
                                    (212) 735-3000


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